[Letterhead of Branden T. Burningham]


April 10, 2000

Richard D. Mangiarelli, President
Cybertel Communications Corp.
4320 La Jolla Village Drive, Suite 205
San Diego, California 92122


Re: Opinion letter, dated April 10, 2000, regarding shares of common stock of Cybertel Communications Corp., a Nevada corporation (the "Company")


Dear Mr. Mangiarelli:

     I hereby consent to being named in the Prospectus included in the Company's Registration Statement on Form SB-2 as having rendered the above-referenced opinion and as having represented the Company in connection with such Registration Statement.

                                                  Sincerely yours,

                                                  /s/ Branden T. Burningham

                                                  Branden T. Burningham